Exhibit 99.1

Dow Announces Settlement in Urethanes Opt-Out Case Litigation

MIDLAND, MICHIGAN – April 6, 2016 – The Dow Chemical Company (NYSE: DOW) has entered into a settlement agreement to resolve the Urethanes Opt-Out case litigation. In this settlement, Dow has agreed to pay the opt-out plaintiffs $400 million, which is estimated to result in net cash payments totaling approximately $250 million. The Opt-Out litigation represents claims from purchasers who elected not to be class members in the previously settled Urethanes Class Action matter.

Based on the risk assessment and potential outcomes, Dow believes this settlement is the right decision for the company and its shareholders.

Although Dow is settling this case, it maintains its position consistent with the position in the class action that the Company never agreed with its competitors to fix polyurethane prices at any time. In fact, Dow cooperated with an extensive investigation by the U.S. Department of Justice, which closed its investigation in 2007 without taking any or proposing any action against Dow. The Company and its employees are and have always been committed to ethical, lawful conduct and business practices world-wide.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. The Company’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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For further information contact:

Rachelle Schikorra

The Dow Chemical Company

+1 9896384090